Exhibit 10.6

November 22, 2011

Darrell McKenna
5535 Memorial Drive, Suite F-455
Houston, Texas 77007

RE:         REVISED Offer of Employment (terminating all previous offers)

Dear Darrell,

On behalf of the Kosmos organization, I am pleased to extend an offer of employment to you with Kosmos Energy, LLC (“Kosmos Energy” or the “Company”) as Chief Operating Officer. This letter serves to confirm our offer of employment to you including the following:

Compensation:

A salary of $20,833.33 per semi-monthly pay period (annualized to $500,000). Salary is paid on the 15th and last day of each month. This position provides for an annual discretionary bonus that is targeted, based on market comparisons, in the 75% range.

Signing Bonus:

A signing bonus of $600,000 will be paid in your first paycheck. Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for your signing bonus.

Incentive Compensation:

Kosmos Energy, Ltd. will grant you participation in the Incentive Compensation Program (“Program”) with a face value of five (5) times your base annual salary. The face value will be converted into participation in the Program by calculation using Kosmos Energy, Ltd’s stock price on the first of the month following your start date. The Incentive Compensation Award granted to you shall vest in accordance with the program’s standard four year vesting cycle and will be based on a mix of a 50% time-vesting schedule and a 50% performance-vesting schedule. All terms and conditions of the Incentive Compensation Award granted to you, including without limitation, the vesting schedules and forfeiture restrictions, shall be subject to the provisions of the Long-Term Incentive Plan as well as the attached form of Award Agreement(s) which have been incorporated into this Offer Letter by reference.

Vacation:	Based on your years of relevant industry-related work experience, Kosmos Energy offers you five (5) weeks of annual vacation allowance.

Relocation:	The Company will pay or reimburse you for all reasonable and customary costs associated with moving your household goods and effects to the Dallas/Fort Worth area, as indicated below:

• The cost of packing and transporting standard furniture and personal effects belonging to you and members of your immediate family will be covered.

• We will pay/reimburse your one-way airfare for you and your immediate family from Australia to Dallas, Texas.

In addition to the above:

• We will provide reasonable expenses, including travel, for up to five days for you and your family to attain housing in the Dallas/Fort Worth area. This is a taxable item, but it will be grossed up.

•      We will pay/reimburse necessary transitional temporary housing (approved by the Company in advance) as you relocate from your current residence to the Dallas/Fort Worth area for up to three (3) months. This is a taxable item, but it will be grossed up.

•      We will pay you a one-time lump sum of $5,000 to cover miscellaneous expenses. Please be aware that this shall be considered taxable income to you and will not be grossed up for federal income tax purposes.

• Kosmos agrees to pay up to $25,000 to cover the loss on the sale of your two vehicles in Australia. This is a taxable item and will not be grossed up for federal income tax purposes.

Other:

•      Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for the expenses incurred by the Company pursuant to the “Relocation” section of this offer.

Spouse Assistance:	We will provide employment assistance through The MI Group for your spouse. This benefit covers items such as,

but not limited to, career counseling, employment search coaching, resume development, career development workshops, etc. This benefit is to be commenced within 90 days of your move date to Dallas and should be completed within 1 year.

Severance Program:

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas you will receive your current Base Annual Salary plus Estimated Bonus for 1 year. Additionally, Kosmos will reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 1 year.

Benefits Program:

As a full-time regular employee of Kosmos Energy, you are entitled to participate in the Company benefit plans. For the 2012 Plan Year, the company is paying 100% of the cost of these Employer Paid Plans. Kosmos retains the right to change benefits and their costs at the Company’s sole discretion.

Holiday:

The Company’s office closes for nine of the nationally recognized, major U.S. holidays. Additionally, the company provides employees the option to take two additional “floating” holidays of their choice.

Please be advised that your employment with Kosmos Energy will be at-will and nothing in this letter shall be deemed to be construed as a contract for a term of employment.

We look forward to receiving a response from you within the next week. If you have any additional questions, please do not hesitate to call me at 214-445-9606.

We believe Kosmos Energy is an outstanding organization with a capable, dedicated team and know you will be a valuable, enthusiastic addition.

Sincerely,

/s/ Brian Maxted
Brian Maxted
President & Chief Executive Officer

cc: Grace Weisberg

I agree to the terms of the employment set forth above. Furthermore, I represent to Kosmos Energy that I am not subject to any obligation or agreement (e.g., an employment agreement or non-compete agreement) that would prevent me from becoming an employee of Kosmos Energy or that will adversely impact my ability to perform my duties.

I also agree that the terms and conditions of my employment offer are confidential.

/s/ Darrell McKenna	01/04/2012	01/03/2012
Darrell McKenna	Date	Start Date